EXHIBIT 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Third Quarter 2010 Results

ELMIRA, N.Y. — November 4, 2010 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced results for its third quarter and nine months ended September 30, 2010.

Performance Summary:

•                  Third quarter orders were $70.6 million, a 51% increase compared to third quarter 2009

•                  Third quarter sales were $71.9 million, a 44% increase compared to third quarter 2009

Hardinge had a net loss of ($1.2) million, or ($0.11) per basic and diluted share, for the third quarter, down from a net loss of ($14.7) million, or ($1.29) per basic and diluted share, for the same period of 2009. Year to date, the Company had a net loss of ($7.2) million, also down from a net loss of ($25.0) million for the same period in 2009. Third quarter EBITDA (earnings before interest, taxes, depreciation, and amortization) was $1.7 million up from a loss of ($12.3) million for the same period of 2009. On a year to date basis EBITDA was a loss of ($0.7) million compared to a loss of ($16.7) million for the same period of 2009.

“Worldwide demand for machine tools continued to improve during the third quarter as reflected in the Company’s strong double-digit increases in orders for all major markets compared to 2009,” said Richard L. Simons, President and Chief Executive Officer.  “For a second consecutive quarter we realized positive EBITDA, and our net loss was ($1.2) million despite the inclusion of $1.5 million in professional services costs related to an unsuccessful and unsolicited tender offer, as well as a $0.6 million charge associated with settlement of a tax audit in a foreign subsidiary. Asia and Other order and sales activity remains particularly robust reflecting a number of larger orders received from leading consumer electronics and technology companies. Order activity for North America showed continuing signs of improvement consistent with industry wide trends. European orders were the highest we’ve experienced since the third quarter of 2008, however this activity remains well below peak European order levels in 2008.”

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The following tables summarize orders and sales by geographic region for the quarter and nine months ended September 30, 2010 and 2009:

	Quarter Ended				Quarter Ended
Orders from	September 30,		%	Sales to	September 30,		%
Customers in:	2010	2009	Change	Customers in:	2010	2009	Change
North America	$15,462	$11,433	35%	North America	$12,877	$15,704	(18)%
Europe	22,366	12,891	74%	Europe	18,230	18,581	(2)%
Asia & Other	32,735	22,414	46%	Asia & Other	40,824	15,779	159%
	$70,563	$46,738	51%		$71,931	$50,064	44%

	Nine Months Ended				Nine Months Ended
Orders from	September 30,		%	Sales to	September 30,		%
Customers in:	2010	2009	Change	Customers in:	2010	2009	Change
North America	$48,052	$34,979	37%	North America	$43,124	$46,373	(7)%
Europe	58,591	38,238	53%	Europe	44,161	66,647	(34)%
Asia & Other	107,071	50,894	110%	Asia & Other	87,714	44,420	97%
	$213,714	$124,111	72%		$174,999	$157,440	11%

2010 third quarter orders and sales included $4.1 million and $13.5 million from a China-based supplier to the consumer electronics industry.  Year to date, orders and sales to this customer were $29.1 million and $20.6 million, respectively.

Asia and Other orders increased compared to third quarter 2009 due to several multi-machine orders from consumer electronics, technology and automotive companies in China, including the previously mentioned large order from a China-based consumer electronics company. Sales in Europe were driven by strong activity in the automotive industry. North American order activity increased over the prior year reflecting improved product demand consistent with industry trends.  The Company also believes that the successful transition to its new distribution partners continues to positively affect North America.

The year to date increase in total orders is reflective of improved conditions across all of the Company’s major markets. Product demand was particularly robust in the Company’s Asia and Other market reflecting significant orders from a range of industries including consumer electronics, technology and automotive.

The increase in third quarter sales was driven primarily by strong demand in Asia and Other from a variety of industries as well as the previously mentioned large sale to a China-based consumer electronics company.

Year to date sales increased on the strength of Asia and Other product demand. Through the first three quarters of 2010, Asia and Other sales were 50% of total sales, while North America and Europe were both 25% of the total.

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“We continue to respond to global machine tool opportunities wherever they appear, as evidenced by our changing geographic sales distribution from third quarter 2009 until now,” said Mr. Simons. “Our $40.8 million in Asia and Other sales for the third quarter was up 47% from the second quarter, which in turn was up 44% over the first quarter and reflected the growing strength of the manufacturing sector in the Far East. We remain solidly positioned to compete for business in the region, along with business in North America and Europe as global machine tool demand continues to recover.”

Gross profit for the quarter was $17.9 million compared to $3.7 million for the prior year quarter, an increase of $14.2 million or 378%. Gross margin for the quarter was 24.9% of net sales, up from 7.5% for the prior year third quarter.  2009 gross profit was negatively impacted by $6.1 million in inventory write downs.  Excluding the 2009 inventory write downs, the improvement in gross margin was driven by the significant increase in volume, along with the benefits of the Company’s 2008 and 2009 cost reduction initiatives.

Selling, general and administrative (“SG&A”) expenses were $18.7 million or 26.0% of net sales for the third quarter, compared to $17.9 million, or 35.7% of net sales for the prior year quarter. 2010 SG&A included one-time expenses of $1.5 million for professional services related to an unsolicited tender offer and $0.6 million associated with settlement of a tax audit in a foreign subsidiary.  2009 SG&A included one-time expenses of $2.6 million primarily related to restructuring activities in North America and Europe.  Excluding these items third quarter 2010 SG&A would have been $16.6 million compared to $15.3 million for the prior year quarter. The increase is attributed to our Jones & Shipman acquisition and increased commission expense on higher sales levels.

In September 2010, the Company recognized a gain of $0.8 million related to the previously announced sale of excess machinery and equipment at the Company’s Elmira, New York manufacturing facility.

Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.005 per share on the Company’s common stock, payable on December 10, 2010 to stockholders of record as of December 1, 2010.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time today to discuss the results for the quarter.  The call can be accessed live at 1-877-551-8082 (904-520-5770 for calls originating outside the U.S and Canada) or via the internet at http://www.videonewswire.com/event.asp?id=73306.  A recording of the call will be available approximately one hour after its conclusion at 888-284-7564 (904-596-3174 outside the U.S. & Canada) using the reference number: 2551581.  This telephone recording will be available through December 31, 2010. A transcript of the call will be available from the “Investor Relations” section of the Company’s website, www.hardinge.com, for one year.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 70% of the 2009 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the Switzerland, Taiwan, United States, China and United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Data)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$22,407	$24,632
Accounts receivable, net	52,116	39,936
Notes receivable, net	1,015	2,364
Inventories, net	114,175	97,266
Deferred income taxes	531	732
Prepaid expenses	12,441	9,375
Total current assets	202,685	174,305
Property, plant and equipment	152,453	144,635
Less accumulated depreciation	98,131	89,924
Net property, plant and equipment	54,322	54,711
Notes receivable, net	14	157
Deferred income taxes	863	446
Intangible assets	10,605	10,527
Pension assets	2,809	2,032
Other long-term assets	43	26
Total non-current assets	14,334	13,188
Total assets	$271,341	$242,204

Liabilities and shareholders’ equity
Accounts payable	$35,124	$16,285
Notes payable to bank	5,351	1,364
Accrued expenses	22,641	17,777
Customer deposits	10,491	4,400
Accrued income taxes	1,273	1,535
Deferred income taxes	3,084	2,832
Current portion of long-term debt	577	563
Total current liabilities	78,541	44,756
Long-term debt	2,740	3,095
Accrued pension expense	21,315	22,082
Accrued postretirement benefits	2,308	2,472
Accrued income taxes	1,885	2,377
Deferred income taxes	4,151	4,030
Other liabilities	1,734	1,862
Total other liabilities	34,133	35,918

Common Stock - $0.01 par value	125	125
Additional paid-in capital	114,036	114,387
Retained earnings	51,771	59,103
Treasury shares – 865,703 shares at September 30, 2010 and 939,240 shares at December 31, 2009	(11,022)	(11,978)
Accumulated other comprehensive income (loss)	3,757	(107)
Total shareholders’ equity	158,667	161,530
Total liabilities and shareholders’ equity	$271,341	$242,204

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$71,931	$50,064	$174,999	$157,440
Cost of sales	53,994	46,315	133,451	126,694
Gross profit	17,937	3,749	41,548	30,746

Selling, general and administrative expenses	18,717	17,856	49,156	53,148
Other expense (income)	(741)	304	(1,612)	752
(Loss) from operations	(39)	(14,411)	(5,996)	(23,154)

Interest expense	103	232	334	1,705
Interest income	(18)	(41)	(87)	(95)
(Loss) before income taxes	(124)	(14,602)	(6,243)	(24,764)

Income tax expense	1,074	90	915	261
Net (loss)	$(1,198)	$(14,692)	$(7,158)	$(25,025)

Per share data:

Basic (loss) earnings per share:	$(0.11)	$(1.29)	$(0.63)	$(2.20)

Diluted (loss) earnings per share:	$(0.11)	$(1.29)	$(0.63)	$(2.20)

Cash dividends declared per share	$0.005	$0.005	$0.015	$0.02

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)	(Unaudited)

Operating activities
Net (loss)	$(7,158)	$(25,025)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Non-cash inventory writedown	—	7,591
Impairment charge (recovery)	(25)	—
Depreciation and amortization	5,330	6,471
Provision for deferred income taxes	856	(468)
(Gain) loss on sale of assets	(960)	105
(Gain) on purchase of Jones & Shipman	(647)	—
Debt issuance amortization	234	1,243
Unrealized intercompany foreign currency transaction loss (gain)	94	(215)
Changes in operating assets and liabilities:
Accounts receivable	(8,728)	24,937
Notes receivable	1,513	229
Inventories	(11,049)	24,669
Prepaids/other assets	(3,182)	1,015
Accounts payable	15,395	(4,628)
Accrued expenses/other liabilities	6,553	(10,316)
Accrued postretirement benefits	(441)	(154)
Net cash (used in) provided by operating activities	(2,215)	25,454

Investing activities
Capital expenditures	(2,154)	(2,254)
Proceeds from sale of assets	1,469	21
Purchase of Jones & Shipman	(2,949)	—
Net cash (used in) investing activities	(3,634)	(2,233)

Financing activities
Increase in short-term notes payable to bank	3,867	8,354
(Decrease) in long-term debt	(423)	(24,406)
Dividends paid	(174)	(231)
Debt issuance fees paid	(97)	(706)
Net cash provided by (used in) financing activities	3,173	(16,989)

Effect of exchange rate changes on cash	451	693
Net (decrease) increase in cash	(2,225)	6,925

Cash at beginning of period	24,632	18,430

Cash at end of period	$22,407	$25,355

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income to EBITDA

(In Thousands)

The following table provides a reconciliation of the Company’s reported net (loss) income to EBITDA for the three and nine months ended September 30, 2010 and 2009, respectively:

		Three months ended			Nine months ended
		September 30,			September 30,
		2010	2009	$ Change	2010	2009	$ Change
		(dollars in thousands)
GAAP Net Income (Loss)		$(1,198)	$(14,692)	$13,494	$(7,158)	$(25,025)	$17,867
Plus:	Interest expense net of interest income	85	191	(106)	247	1,610	(1,363)
	Taxes	1,074	90	984	915	261	654
	Depreciation and amortization	1,737	2,076	(339)	5,330	6,471	(1,141)
EBITDA (1)		$1,698	$(12,335)	$14,033	$(666)	$(16,683)	$16,017

(1)          EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.